Exhibit 23.2

KPMG LLP Chartered Professional Accountants Bay Adelaide Centre Suite 4600 333 Bay Street Toronto ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
McEwen Mining Inc.

We consent to the use of:

•                 our audit report dated March 11, 2016, with respect to the consolidated balance sheet of McEwen Mining Inc. as of December 31, 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated into the Registration on Form S-8 by reference; and

•                 our report dated December 15, 2017, with respect to the carve-out statement of financial position of the Black Fox Complex as of December 31, 2016, and the related carve-out statements of operations and comprehensive loss, equity in net assets and cash flows for the year then ended (the “carve-out financial statements”), incorporated therein by reference.

Our report dated December 15, 2017 contains an emphasis of matter paragraph that the Black Fox Complex has no committed sources of financing and is dependent on financing from its parent to fund its future operations that raises substantial doubt about its ability to continue as a going concern. The carve-out financial statements do not include any adjustments that might result from the outcome of that uncertainty.  Our opinion on the carve-out financial statements is not modified with respect to this matter.

Our report dated December 15, 2017 also contains an other matter paragraph, which describes the basis of preparation used in the carve-out financial statements.  Our opinion on the carve-out financial statements is not modified with respect to this matter.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
January 18, 2018
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.